Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ASSET ENTITIES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid	Equity	Shares of common stock, $0.0001 par value per share(2)	Other(3)	7,594,521	(2)	$0.43	(4)	$3,227,671.43	(4)	0.00014760	$476.40
Fees to be Paid	Equity	Shares of common stock, $0.0001 par value per share(5)	Other(6)	154,000	(5)	$0.75	(7)	$115,500	(7)	0.00014760	$17.05
	Total Offering Amounts							$3,343,171.43			$493.45
	Total Fees Previously Paid										$0.00
	Total Fee Offsets										$0.00
	Net Fee Due										$493.45

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering hereunder an indeterminate number of additional securities that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of up to 7,594,521 of the shares of Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”), of the registrant, issuable upon the conversion of a variable amount of up to 165 outstanding shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), pursuant to the securities purchase agreement, dated as of May 24, 2024, between the registrant and Ionic Ventures, LLC, and the Certificate of Designation of Series A Convertible Preferred Stock of the registrant filed with the Secretary of State of the State of Nevada on May 24, 2024, based on 150% of the initial stated value of $10,000 per share of Series A Preferred Stock and estimated accrued and unpaid dividends of $198,000, at an assumed conversion price of $0.365 per share of Class B Common Stock as of May 24, 2024, equal to 85% of the daily volume weighed average price of the Class B Common Stock as of May 24, 2024 (i.e., (($1,650,000 + $198,000) / $0.365) * 150%).

(3)	Registration fee calculated pursuant to Rule 457(c) and 457(g) under the Securities Act.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(g) under the Securities Act, based upon the average of the high and low prices of the Class B Common Stock reported by The Nasdaq Stock Market LLC on June 4, 2024.

(5)	Consists of up to 154,000 shares of Class B Common Stock issuable upon exercise of a placement agent warrant at an exercise price of $0.75 per share.

(6)	Registration fee calculated pursuant to Rule 457(c) and 457(g) under the Securities Act.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(g) under the Securities Act, based upon the exercise price of $0.75 per share of the Placement Agent Warrant.